Exhibit 10.1

Starz Confidential

CARMI D. ZLOTNIK RETENTION BONUS AGREEMENT
This Retention Bonus Agreement (this “Agreement”) is entered into this 6th day of September, 2016 (the “Effective Date”) between Starz Entertainment, LLC (the “Employer”) and Carmi D. Zlotnik (the “Executive”) and.
RECITALS
A.The Employer desires to enter into this Agreement with the Executive to augment the compensation received by the Executive to align with the Employer’s compensation philosophy with respect to its senior executives.

AGREEMENT
1.Conditions to Bonus Payments.
a.In order for the Executive to be eligible to receive the payments described in Section 2 of this Agreement, below, the Executive must remain continuously employed by the Employer from the Effective Date through December 31, 2016 (the “Payment Condition”).
b.The Payment Condition will be deemed satisfied if the Executive’s employment is terminated by the Employer during 2016 involuntarily and without Cause, or the Executive voluntarily terminates his employment with the Employer for Good Reason, in either case within the thirty (30) days immediately preceding or the twelve (12) months immediately following a Change in Control.
i.“Cause” shall have the definition specified in the Starz 2016 Omnibus Incentive Plan (the “2016 Plan”);
ii. “Change in Control” shall mean the closing date of an Approved Transaction, or the effective date of a Board Change or a Control Purchase, as such terms are defined in the 2016 Plan; and
iii.“Good Reason” shall mean the Executive’s termination of his employment with the Employer or any of its subsidiaries (collectively, for purposes of this paragraph, the “Employer”) upon the occurrence of any of the following events without the prior consent of the Executive: (1) a significant reduction in the Executive’s then current base salary; (2) a significant reduction in the Executive’s title, duties or reporting relationship with the Employer or the assignment to the Executive of duties that are inconsistent with the Executive’s position with the Employer; or (3) the relocation of the Executive’s primary place of employment to a location that is more than fifty (50) miles from the Executive’s primary place of employment as of the Executive’s termination date. A voluntary termination for Good Reason shall not be effective unless all of the following provisions shall have been complied with: (A) the Executive shall give the Employer a written notice of the Executive’s intention to effect a voluntary termination for Good Reason, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed voluntary termination for Good Reason is based and to be given no later than ninety (90) days after the initial occurrence of such circumstances; (B) the Employer shall have thirty (30) days after receiving such notice in which to cure such grounds; and (C) if the Employer fails, within such 30-day period, to cure such grounds to the Executive’s reasonable satisfaction, the Executive terminates his employment within thirty (30) days following the last day of such 30-day period. If the Employer timely cures such grounds in accordance with the preceding sentence, the Executive shall not be entitled to terminate his employment pursuant to a voluntary termination for Good Reason based on such grounds.
2.Bonus Payments.
a.If the Payment Condition has been met, the Employer will pay a cash award of $143,127 to the Executive in March of 2017, but no later than March 15, 2017. Notwithstanding the foregoing, if the Payment Condition is deemed satisfied by virtue of the Executive’s involuntary termination without Cause or voluntary termination for Good Reason during 2016 in connection with a Change in Control, as set forth in Section 1(b) above, then the cash award described in this Section 2(a) shall be paid as soon as administratively practicable following the Executive’s termination date.
b.Notwithstanding the above Section 2(a), upon an involuntary termination of the Executive’s employment by reason of a layoff, reduction in force, job elimination or restructuring, other than an Excluded Termination (as such term is defined in the Severance Agreement dated as of April 1, 2014 between the Employer and the Executive, as amended) during 2016, the Employer will pay a cash award to the Executive equal to $143,127 multiplied by a fraction, the numerator of which is the number of days between January 1, 2016 and the date of termination of employment, and the denominator of which

Starz Confidential

Exhibit 10.1

is 365. Such amount shall be paid in one lump sum as soon as administratively practicable following the Executive’s termination date. For clarification, in no event will a payment be made under Section 2(a) above and also under this Section 2(b)
3.Miscellaneous.
a.Entire Agreement. The parties expressly agree that all prior or contemporaneous negotiations, proposals, understandings, representations, or agreements (written or otherwise) with respect to any amounts payable to the Executive of the type contemplated under this Agreement are superseded by this Agreement, which is intended by the parties as the complete and final expression of the terms of their agreement with respect to such matters.
b.Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Colorado (without considering Colorado choice of law provisions).
c.Withholding. All amounts paid to the Executive pursuant to this Agreement will be made subject to withholding as required by applicable law.
d.No Change in Employment Status. The terms and conditions of the Executive’s employment with the Employer (or any affiliate) is not modified or in any way affected by this Agreement.
e.Successors and Assigns. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. The Executive shall not be entitled to assign any of the Executive’s rights or obligations under this Agreement.
f.Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
g.Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
h.Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission (including a pdf sent by e-mail) upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the address set forth below in the case of the Employer, to the most recent address that the Employer has on file for the Executive in the case of the Executive (or in the case of notices from the Employer to the Executive while the Executive is employed by the Employer to the Executive’s address or e-mail address at the Employer), or to such other address as either party may specify in writing:
If to the Employer:

Starz Entertainment, LLC
Attn: President and CEO
9242 Beverly Blvd., Suite 200
Beverly Hills, California 90210

With Copy To:

Starz Entertainment, LLC
Attn: Chief Legal Officer
9242 Beverly Blvd., Suite 200
Beverly Hills, California 90210

i.Code Section 409A. This Agreement is intended to comply in all respects with Code Section 409A and the final regulations issued thereunder, and shall be interpreted consistent with this intent. Any payment that is triggered upon the Executive’s termination of employment shall be paid only if such termination of employment constitutes a “separation from service” under Code Section 409A. In the event that the Executive is deemed on the date of termination to be a “specified employee” as defined in Section 409A, then with regard to any payment that is subject to Section 409A, such payment shall be delayed until the earlier of (A) the first business day of the seventh calendar month following such termination of employment, or (B) the

Starz Confidential

Exhibit 10.1

Executive’s death. Any payments delayed by reason of the prior sentence shall be paid in a single lump sum, without interest thereon, on the date indicated by the previous sentence and any remaining payments due under this Plan shall be paid as otherwise provided herein.

The undersigned have signed this Agreement to be effective as of the date first set forth above.
Employer:

Starz Entertainment, LLC

By:    /s/ Christopher Albrecht
Name: Christopher Albrecht
Title: President and CEO

Executive:

/s/ Carmi D. Zlotnik
Carmi D. Zlotnik

3
Starz Confidential